NEWS FROM:		Exhibit 99.1

GRIFFIN INDUSTRIAL REALTY, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 286-1307

GRIFFIN ANNOUNCES AGREEMENT FOR BUILDING ACQUISITION

NEW YORK, NEW YORK (October 9, 2019) Griffin Industrial Realty, Inc. (NASDAQ: GRIF) (“Griffin”) announced that it recently entered into a purchase and sale agreement for an acquisition (the “Acquisition”) of an approximately 100,000 square foot fully leased industrial/warehouse building in Orlando, Florida (the “Orlando Building”). This Acquisition would be Griffin’s first property in the Orlando area. Griffin intends to finance the purchase of the Orlando Building using its new line of credit for acquisitions and cash on hand. Closing on the purchase of the Orlando Building is subject to the satisfactory completion of due diligence by Griffin. There is no guarantee that this transaction will be completed under its current terms, or at all.

Forward-Looking Statements:

This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include statements regarding Griffin's beliefs and expectations regarding the closing and financing of the purchase of the Orlando Building. Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin and which could cause actual results and events to differ materially from those expressed or implied in the forward-looking statements. Other important factors that could affect the outcome of the events set forth in these statements are described in Griffin's Securities and Exchange Commission filings, including the "Business," "Risk Factors" and "Forward-Looking Statements" sections in Griffin's Annual Report on Form 10-K/A for the fiscal year ended November 30, 2018. Griffin disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release except as required by law.